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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


AquaPenn Spring Water Company South, Inc. (Pennsylvania Corporation) (Formerly known as Great American Spring Water Ice Company, Inc.)

Pure American, Inc. (Pennsylvania Corporation) (Formerly S C Acquisition Company, Inc.)

AquaPenn Spring Water Industries, Inc. (Pennsylvania Corporation)

The Eight (8) Ounce Company, Inc. (Pennsylvania Corporation)

IAPSW, Inc. (Delaware Corporation)

RAPSW, Inc., a wholly owned subsidiary of IAPSW, Inc. (Delaware Corporation)

Castle Rock Spring Water Company, Inc. (California Corporation)


AquaPenn Spring Water Company West, Inc. (California Corporation)